Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of VimpelCom Ltd. for the registration of shares of its common stock and the incorporation by reference therein of our reports dated May 15, 2014, with respect to the consolidated financial statements of VimpelCom Ltd. (the consolidated financial position of VimpelCom Ltd. as of December 31, 2013 and 2012, and the consolidated results of operations and its cash flows for each of the three years in the period ended December 31, 2013) and the effectiveness of internal control over financial reporting of VimpelCom Ltd. included in the Annual Report (Form 20-F) of VimpelCom Ltd. as of December 31, 2013, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG ACCOUNTANTS LLP

Amsterdam, the Netherlands

May 23, 2014